EXHIBIT 3.1

AMENDED

BY-LAWS

OF

DIODES INCORPORATED

(Amended as of January 6, 2016)

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.  Annual Meetings.    Annual meetings of stockholders shall be held on a date (other than a legal holiday), which shall be designated by the Board of Directors.  At such meetings directors shall be elected, reports of the affairs of the corporation shall be considered and any other business may be transacted which is within the power of the stockholders.

Section 2.  Special Meetings.   Special meetings of the stockholders may be called at any time by the President of the corporation or by a majority of the Board of Directors and shall be called by the President or Secretary at the written request of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the particular meeting.

Section 3.  Place of Meetings.   Each annual or special meeting of stockholders shall be held at such time and place within or without the State of Delaware as shall be so designated by the Board of Directors.

Section 4.  Notice of Stockholders’ Meetings.   The notice of all meetings of stockholders shall be in writing and shall state the place, data and hour of the meeting.  The notice of an annual meeting shall state that the meeting is called for the election of the directors to be elected at such meeting and for the transaction of such other business as is stated in the notice or shall properly come before the meeting.  The notice of a special meeting shall state the purpose or purposes for which the meeting is called and the business to be transacted at the meeting.

A copy of the notice of each meeting of stockholders shall be given personally or by mail not less than ten (10) days nor more than (60) days before the date of the meeting to each stockholder entitled to vote at such meeting at his record address or at such other address as he may have furnished to the company for the purpose of notice.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.   If the adjournment is for more than thirty (30) days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjournment shall be given to each stockholder of record entitled to vote at the meeting.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 5.  Voting.   Every stockholder entitled to vote at any election for directors shall have the right to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or to distribute his votes on the same principle among as many candidates and in such manner as he shall desire. The candidates receiving the highest number of votes up to the number of directors to be elected shall be declared elected.  Whenever any corporate action other than the election of directors is to be taken by vote of the stockholders it shall, except as otherwise required by law or by the Certificate of Incorporation, be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon.

Every person entitled to vote shall have the right to do so either in person or by one or more agents authorized by written proxy executed by such person or his duly authorized agent and filed with the Secretary of the corporation.  Telegraphed or cabled proxies shall be valid.

Where a form of proxy issued by the Company’s management provides that the proxy holders are authorized, in their discretion, to vote upon such other business as may properly come before the meeting, such authorization shall be deemed to include authority to appoint a substitute nominee or nominees to the slate of management nominees for directors where death, illness, or other circumstances arise which prevent any management nominee or nominees for directors from serving in such positions and to vote such proxy for such substitute nominee or nominees.

Section 6.   Record Date.   The Board of Directors shall have authority to fix in advance a date not exceeding sixty (60) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournments thereof, or entitled to receive payment of any such dividend or to any such allotment of rights, or to exercise the rights in respect of any change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record at the close of business on the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournments thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed aforesaid.

Section 7.  Notice of Stockholder Business and Nominations.

(A)Annual Meetings of Stockholders.  (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any committee thereof or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 7.

(2)For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation).  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the corporation, (v) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.   The foregoing notice requirements of this paragraph (A) of this Section 7 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.  The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(3)Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 7 and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 7 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(B)Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof (or stockholders pursuant to Article I, Section 2 hereof) or (2) provided that the Board of Directors (or stockholders pursuant to Article I, Section 2 hereof) has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 7 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 7.  The proposal by stockholders of other business to be conducted at a special meeting of stockholders may be made only in accordance with Article I, Section 2 hereof.  In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 7 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)General.  (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(vi) of this Section 7) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 7, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 7, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.  For purposes of this Section 7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)For purposes of this Section 7, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)Notwithstanding the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 7; provided however, that any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 7 (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Section 7 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (A)(2), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 7 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

ARTICLE II

DIRECTORS

Section 1.  Qualification and Number; Vacancies.   A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware.  The number of directors which shall constitute the whole Board of Directors shall not be less than five (5) nor more than seventeen (17).  The first Board of Directors shall consist of seven (7) directors.  Thereafter, within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Section 2.   Election of Directors.   The directors shall be elected at each annual meeting of the stockholders, but if any such annual meeting is not held, or the directors are not elected thereat, the directors may be elected at any special meeting of the stockholders held for that purpose.  Each director shall hold office until his successor has been elected or until his earlier death, resignation or removal.

Section 3.  Time and Place of Meetings of the Board.   The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.  An annual meeting of the Board of Directors for the election of officers and the transaction of such other business as may properly come before the meeting shall be held as soon as practicable after the annual meeting of stockholders or at such time and place as shall be fixed by the directors.  Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution adopted by the majority of the Board of Directors.  Special meetings of the Board of Directors may be called by the President, or on the written request of a majority of the directors.  Notice of special meetings of the Board of Directors stating the place, date and hour thereof shall be delivered to each director at least three (3) days before the date of the meeting.  Such notice need not state the purpose thereof.

Section 4.  Quorum and Manner of Action.   A majority of the entire Board of Directors shall constitute a quorum for the transaction of business, but if there shall be less than a quorum at any meeting of the Board of Directors, a majority of those present, or if only one be present, then such director, may adjourn the meeting from time to time and the meeting may be held as adjourned without further notice.  The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 5.  Remuneration of Directors.    In addition to reimbursement for his reasonable expenses incurred in attending meeting or otherwise in connection with his attention to the affairs of the corporation, each director as such, and as a member of any committee of the Board of Directors, shall be entitled to receive such remuneration as may be fixed from time to time by the Board of Directors.

Section 6.  Committees.  The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of two (2) or more of the directors of the corporation.

The Board of Directors may designate an Executive Committee consisting of such number of directors, not less than five (5), as it may from time to time determine.  The Executive Committee in intervals between the meetings of the Board of Directors shall have and exercise the powers of the Board of Directors in the management of the business and affairs of the corporation except the power to declare dividends and the power to adopt, amend or repeal By-Laws or the Certificate of Incorporation of the corporation.  A majority of such committee shall constitute a quorum provided, however, that in the absence or disqualification of any member of such committee the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absence or disqualified member.

Meetings of any committee shall be called by the Chairman of the Board or the President.  Notice of such meetings shall state the place, date and hour thereof and shall be delivered to each member of the committee at least twenty-four (24) hours before the time of the meeting.

All committees shall keep minutes of their respective proceedings which shall be open to the inspection of the directors and a report shall be made at each regular meeting of the Board of Directors concerning all actions of committees since the last preceding report.

Section 7.  Action Without Meeting.   Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if prior to such action a written consent thereto is signed by all members of the Board of Directors or of such committee as the case may be and such written consent is filed with the minutes and proceedings of the Board of Directors or committee.

Section 8.  Powers.   Subject to limitations of the Certificate of Incorporation and the By-Laws and of the laws of the State of Delaware as to powers which are conferred upon or reserved to the stockholders, all corporate power shall be exercised by or under the authority of, and the business and affairs of the corporation shall be controlled by, the Board of Directors.

ARTICLE III

OFFICERS

Section 1.  Election.  The Board of Directors at its first meeting held after the annual meeting of stockholders in each year shall elect the Chairman of the Board, a President, a Chief Executive Officer, a Secretary and a Chief Financial Officer and may, in its discretion, also appoint one or more Vice Chairmen, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Secretaries, all with such rights and duties as may be assigned to him from time to time by the Board of Directors.  Any two or more offices may be held by the same person, except that the office of President and the office of Secretary must be held by different persons.

Section 2.  Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board of Directors and shall act as Chairman at and call to order all meetings of the stockholders and of the Executive Committee.  The Chairman shall be charged with the duty of determining that the policies of the Board of Directors are carried out in the administration of the corporation’s affairs and shall, for this purpose, confer with the President.  The Chairman shall have the power on behalf of the corporation to enter into, execute and deliver all contracts, instruments, conveyances or documents and to affix the corporate seal thereto.  He shall do and perform all acts and duties herein specified or which may be assigned to him from time to time by the Board of Directors.

Section 3.  President.  In the absence of the Chairman of the Board or his inability to act the President shall preside at all meetings of the stockholders and of the Board of Directors and of the Executive Committee.  He shall, subject to the authority of the Board of Directors, have charge of the business and affairs of the corporation.  The President shall have the power, on behalf of the corporation, to enter into, execute or deliver all contracts, instruments, conveyances or documents and to affix the corporate seal thereto.  He shall confer with the Chairman of the Board in respect to the administration of the policies of the Board of Directors.

Section 4.  Vice Presidents.  The Vice Presidents, including any Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, shall have such duties as the Board of Directors may from to time to time designate and shall perform such duties under the general supervision of the President.

Section 5.  Chief Financial Officer. The Chief Financial Officer shall: (1) keep and maintain, or cause to be kept or maintained, adequate and correct books and records of accounts of the corporation’s properties and business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares; (2) have the custody of all funds, securities, evidences of indebtedness and other valuable documents of the corporation and, at his or her discretion, to cause any or all thereof to be deposited for the account of the corporation with such depositories as may be designated from time to time in accordance with the investment policy established by the Board of Directors; (3) receive or cause to be received, and to give or cause to be given, receipts for funds paid in for the account of the corporation; (4) disburse, or cause to be disbursed, all funds of the corporation as may be directed by the Chief Executive Officer, the President or the Board of Directors, taking proper receipts for such disbursements; (5) render to the Chief Executive Officer, the President or to the Board of Directors, whenever they may require, accounts of all of his or her transactions as Chief Financial Officer and of the financial condition of the corporation; (6) generally do and perform all such duties and have all such powers as pertain to such office or as may be required by the Board of Directors or these Bylaws.  The Chief Financial Officer may be the treasurer of the corporation.

Section 6.  Secretary.  The Secretary shall keep minutes of the proceedings taken and the resolutions adopted at all meetings of the stockholders, the Board of Directors and the Executive Committee and shall give due notice of the meetings of the stockholders, the Board of Directors and the Executive Committee.  He shall have charge of the seal and all books and papers of the corporation and shall perform all duties incident to his office.  The Secretary shall keep such additional records and perform such other duties as may be assigned to him by these By Laws or by the Board of Directors.

The Secretary shall keep or cause to be kept at the principal office or at the office of the corporation’s Transfer Agent a Share Register or a duplicate Share Register showing the names of the stockholders of the corporation and their addresses, the number and classes of shares held by each, the number and date of certificates or evidence of uncertificated shares issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

Section 7.  Removal.  Any officer may be removed at any time by a majority vote of the whole Board of Directors at any regular or special meeting of the Board of Directors; provided, however, that no such removal can be made at any such meeting unless a written notice is served upon the directors at least five (5) days before such meeting clearly stating that such removal will be brought up for consideration at such meeting.

Section 8.  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the majority vote of the whole Board of Directors.

ARTICLE IV

INDEMNIFICATION OF OFFICERS, DIRECTORS

EMPLOYEES AND AGENTS

Section 1.  This corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative (other than an action by or in the right of this corporation) by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.  This corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of this corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of this corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to this corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such expenses which the Court of Chancery or such other court shall deem proper.

Section 3.  To the extent that a director, officer, employee or agent of this corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

Section 4.  Any indemnification under Section 1 and 2 (unless ordered by a court) shall be made by this corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 5.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by this corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by this corporation as authorized by this by-law.

Section 6.  The indemnification provided in this by-law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.  This corporation, when authorized by the Board of Directors, shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this corporation would have the power to indemnify him against such liability under the provisions of this by-law.

ARTICLE V

SHARES OF STOCK

Section 1.Certificates for Stock.  The shares of stock of the corporation may be certificated or uncertificated, as provided under Section 158 of the General Corporation Law of Delaware, and shall be entered in the books of the corporation and registered as they are issued.  If the shares of stock are represented by certificates, such certificates shall be in such form as is consistent with the Certificate of Incorporation or applicable law.  Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant  Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation.  Any or all of the signatures on the certificate may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.  Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the share authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  If the shares of stock are uncertificated, within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the  information required to be set forth by Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of Delaware as applicable and any other statements required by General Corporation Law of Delaware, or with respect to Section 151 of the General Corporation Law of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Except as otherwise expressly provided by law, the rights and obligations of the holders or certificates representing stock of the same class and series shall be identical.

Section 2.Lost Certificates.  A new certificate or uncertificated shares in place of any certificate shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  The corporation may require, as a condition precedent to the issuance of a new certificate or uncertificated shares in place of any certificate, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged, to have been lost, stolen, or destroyed.

Section 3.Transfers.

(a)Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates or evidence of uncertificated shares, for a like number of shares.

(b)The corporation shall have power to enter into and perform any agreement with any number or stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

ARTICLE VI

MISCELLANEOUS

Section 1.  (None)

Section 2.  Fiscal Year.  The fiscal year of this corporation shall commence on January 1 and end on December 31 of each year.

Section 3.  Amendments.  These By-Laws may be altered, amended or repealed at any meeting, by a vote of a majority of the Board of Directors, provided that notices of proposed amendments shall have been sent by mail to all the directors not less than three days (3) before the meeting at which they are to be acted upon, or at any regular meeting of the directors, by the unanimous vote of all the directors present.

Section 4.  Waiver of Notice.  Any requirement of notice as set forth in these By-Laws shall be deemed waived by any director, member of the Executive Committee or stockholder who signs a waiver of notice before or after a meeting or who attends any meeting without protesting (prior thereto or at its commencement) the lack of notice to him.

Section 5.  Resignation.  Any officer or director may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary of the corporation.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

Section 6.  Annual Reports.  The Board of Directors shall cause an annual report to be sent to the shareholders not later than 120 days after the close of each fiscal year.

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